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The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED JUNE 14, 2004 TO THE MAY 1, 2004 EQUI-VEST EMPLOYER-SPONSORED RETIREMENT PROGRAMS PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI")
FOR:

Certain EQUI-VEST Series 200 and Series 300 contracts dated June 14, 2004 and later in the State of Connecticut ONLY (the "Modified Contracts")
--------------------------------------------------------------------------------

This Supplement modifies certain information contained in the above-referenced Prospectus and SAI, as supplemented to date (together, the "Prospectus"), as it relates to the Modified Contracts offered by The Equitable Life Assurance Society of the United States ("Equitable Life"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus.

For the contract types and series noted below dated June 14, 2004 and later, in the state of Connecticut only, please note the following Prospectus modifications.

1. In "EQUI-VEST employer-sponsored retirement programs at a glance-key features" under "Fees and charges" under "Withdrawal charge," please note the following changes:

     (a) The following sentence is added as the last sentence in the first paragraph:

          In Connecticut, for SEP and SARSEP contracts under series 300 and Trusteed contracts under series 200, the amount of the withdrawal charge we deduct is equal to 6% of contributions withdrawn that were made in the current and four prior contract years and 5% of contributions withdrawn that were made in the contract year immediately preceding the four prior contract years.

     (b) The following sentence is added as the second sentence of the second paragraph:

          In Connecticut, for EDC, TSA and Annuitant-owned HR-10 contracts under series 200, we deduct 6% of amounts withdrawn in contract years one through five. The charge then declines from 5% to 1% in contract years six through ten and is 0% thereafter.

2. In "Charges and expenses" under "Charges under the contracts," please note the following changes:

     (a) Under "Withdrawal charge for series 300 and 400 contracts," the following is added as the second sentence in the first paragraph:

          In Connecticut, for SEP and SARSEP contracts under series 300, the amount of the withdrawal charge we deduct is equal to 6% of contributions withdrawn that were made in the current and four prior contract years and 5% of contributions withdrawn that were made in the contract year immediately preceding the four prior contract years.

     (b) Under "For Trusteed contracts," the following is added as the second sentence in the first paragraph:

          In Connecticut, the amount of the withdrawal charge we deduct is equal to 6% of contributions withdrawn that were made in the current and four prior contract years and 5% of contributions withdrawn that were made in the contract year immediately preceding the four prior contract years.

     (c) Under "For SEP, SARSEP, TSA, EDC and Annuitant owned HR-10 contracts," the following is added immediately after the withdrawal charge table:

          In Connecticut, for TSA, EDC and Annuitant-Owned HR-10 contracts under series 200, the percentage that applies depends on the contract year in which the withdrawal is made, according to the following table:

-----------------------------------------------------
   Contract Year(s)      Charge
-----------------------------------------------------
     1 through 5         6%*
          6              5%
          7              4%
          8              3%
          9              2%
         10              1%
    11 and later         0%
-----------------------------------------------------

          * This percentage may be reduced at older ages for certain contract series. Your financial professional can provide further details about the contract series you own.


           The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                               New York, NY 10104

CONN/NEW BIZ                                                             x00790